                                                                      EXHIBIT 11

                        STERICYCLE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)


                                                    1998           1999          2000

Weighted average common shares
outstanding--basic earnings per share..........  10,647,083      14,240,084    14,879,103

Common stock issuable upon assumed
conversion of preferred stock, stock
options and warrants..........................      616,445       1,001,694     5,213,741

Adjusted weighted average common
shares outstanding--diluted earnings
per share.....................................   11,263,528      15,241,778    20,092,844

Net income....................................  $     5,713     $    13,968   $    14,511

Basic net income per common share.............  $      0.54     $      0.96   $      0.80

Diluted net income per common share...........  $      0.51     $      0.92   $      0.72